         Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our report dated March 31, 2010, in Guardian Technologies International, Inc’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (2009 Form 10-K), related to the consolidated financial statements of Guardian Technologies International, Inc. and Subsidiaries as of December 31, 2009 and 2008, and for each of the two years in the period then ended, which appear in Guardian Technologies International, Inc’s 2009 Form 10-K filed on or about March 31, 2010.

/s/ KBL, LLP

New York, NY

March 31, 2010